Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 70 to the Registration Statement No. 02-42722 on Form N-1A ("Registration Statement") of Eaton Vance Series Trust II (the "Trust") of our report dated August 15, 2007, relating to the financial statements and financial highlights of the Eaton Vance Tax-Managed Emerging Markets Fund (the “Fund”) which appear in the June 30, 2007 Annual Report to Shareholders of the Fund, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts October 27, 2008

C-11